EXHIBIT 4.1

Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT

          THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of February 8, 2002 (this "Amendment"), is among WOLVERINE WORLD WIDE, INC., a Delaware corporation (the "Company"), the Foreign Subsidiary Borrowers (collectively with the Company, the "Borrowers" and each a "Borrower"), the lenders party hereto from time to time (collectively, the "Banks" and, individually, a "Bank"), Bank One, Michigan, a Michigan banking corporation, as Agent, Harris Trust and Savings Bank, as syndication agent (in such capacity, the "Syndication Agent") and Comerica Bank, as documentation agent (in such capacity, the "Documentation Agent").

RECITAL

          The Borrowers, the Banks party thereto and the Agent are parties to a Credit Agreement dated as of May 29, 2001 (the "Credit Agreement"). The Borrowers desire to amend the Credit Agreement and the Agent and the Banks are willing to do so in accordance with the terms hereof.

TERMS

          In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
AMENDMENTS

          The Credit Agreement is amended as follows:

          1.1    The definition of "Canadian Borrower" in Section 1.1 is restated as follows:

          "Canadian Borrower" means the Company, Hush Puppies Canada Footwear, Ltd. or such other Subsidiary of the Company which (i) is organized under the laws of Canada or any political subdivision thereof, (ii) is approved by the Agent and (iii) satisfies the requirements to become a Foreign Subsidiary Borrower hereunder.

          1.2    The definition of "LIBOR Rate" in Section 1.1 is amended by restating the last three lines thereof as follows: "all as conclusively determined by the Agent, and such LIBOR Rate to be adjusted as and when any change occurs in applicable costs, expenses and reserves as described above."

          1.3    The definition of "LIBOR Reference Rate" is restated as follows:

          "LIBOR Reference Rate" means, with respect to a LIBOR Rate Loan (excluding LIBOR Rate Loans made in British Pounds Sterling) for the relevant Interest Period, the applicable London interbank offered rate for deposits in the applicable Agreed Currency appearing on Telerate, Bloomberg, or Reuter screens as of 11:00 a.m. (London time) displaying the average British Bankers Association Interest Settlement Rate for the applicable Agreed Currency (excluding British Pounds Sterling) two Banking Days prior to the first day of such Interest Period. With respect to a LIBOR Rate Loan made in British Pounds Sterling, the LIBOR Reference Rate means, for the relevant Interest Period, the applicable London interbank offered rate for deposits in British Pounds Sterling appearing on Telerate, Bloomberg, or Reuter screens as of 11:00 a.m. (London time) displaying the average British Banks Association Interest Settlement Rate for British Pounds Sterling on the first day of such on the first day of such Interest Period.

If such screen rates are unavailable, the LIBOR Reference Rate shall be determined by the Agent to be the rate at which the Agent offers to place deposits in the applicable Agreed Currency, in the case of applicable currencies other than British Pounds Sterling, with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period, and in the case of British Pounds Sterling with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) on the first Business Day of such Interest Period, in each case the approximate amount of the relevant Loan and having a maturity equal to such Interest Period.

          1.4    The definition of "U.K. Borrower" in Section 1.1 is restated as follows:

          "U.K. Borrower" means Hush Puppies (UK) Ltd., Merrell (Europe) Limited, Wolverine Europe B.V., Wolverine Europe Limited, Wolverine World Wide Europe Limited or such other Subsidiary of the Company which (i) is approved by the Agent and (ii) satisfies the other requirements to become a Foreign Subsidiary Borrower hereunder.

          1.5    Reference in Section 2.1 to "$5,000,000" is deleted and "$35,000,000" is substituted in place thereof.

          1.6    The following is added to the end of Section 3.1(a): "Notwithstanding anything in this Section 3.1(a) to the contrary, the reference in this Section 3.1(a) to "noon Detroit time" shall be deemed references to "10:00 a.m. London time" in the case of any notices to be given to the Lending Installation of the Agent in the U.K.

          1.7    The following is added to the end of Section 3.5: "Notwithstanding anything in this Section 3.5 to the contrary, the reference in this Section 3.5 to "11:00 a.m. Detroit time" shall be deemed references to "10:00 a.m. London time" in the case of any notices to be given to the Lending Installation of the Agent in the U.K.

          1.8    Section 3.7(a) is restated as follows:

          (a)          Amount of Swing Line Loans. Any Borrower may request the Agent to make, and the Agent may, in its sole discretion, make, Swing Line Loans in any permitted Agreed Currencies requested by such U.S./U.K. Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount not to exceed the U.S. Dollar Amount of $20,000,000 to but excluding August 31, 2002, and $10,000,000 on or after August 31, 2002 until the Termination Date, provided that the U.S. Dollar Amount of the Aggregate Outstanding U.S./U.K. Credit Exposure shall not at any time exceed the Aggregate U.S./U.K. Revolving Commitments. Within the limits of this Section 3.7, so long as the Agent, in its sole discretion, elects to make, or arrange for Swing Line Loans, the U.S./U.K. Borrowers may borrow and reborrow under this Section 3.7.

          1.9    The following is added to the end of the first sentence of Section 3.7(b): "or such other amount agreed to between the Agent and the applicable U.S./U.K. Borrower."

          1.10    The following is added to the end of Section 4.3: "and (iv) the Borrower shall provide the Agent written notice on or before 10:00 a.m. London time on the date three Business Days' prior to date of any such prepayment."

          1.11    Section 4.6 is restated as follows:

4.6          No Setoff or Deduction. (a) All payments of principal of and interest on the Loans and other amounts payable by the Borrowers hereunder shall be made by the Borrowers without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority (collectively, "Taxes").

          (b)    Subject to Section 3.9, if the Agent or any Bank shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Agent or any Bank:

                    (i)    the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                    (ii)    such Borrower shall make such deductions and withholdings;

                    (iii)    such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                    (iv)    such Borrower shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes had not been imposed.

          (c)    subject to Section 3.9, each Borrower agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes in the amount that the respective Bank or the Agent specifies as necessary to preserve the after-tax yield such Bank or the Agent would have received if such Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 5 days after the date the applicable Bank or the Agent makes written demand therefor.

          (d)    Within 5 days after the day of any payment by any Borrower of Taxes, such Borrower shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

          1.12    Notwithstanding anything in the Credit Agreement to the contrary, the U.S./U.K. Revolving Commitments of each U.S./U.K. Bank are amended to be the amount set forth opposite such Bank's name on the signature page of this Amendment as its U.S./U.K. Revolving Commitments.

ARTICLE 2.
FOREIGN SUBSIDIARY
BORROWER JOINDER

          The Borrowers hereby designate each of Wolverine Europe B.V., a company organized under the laws of The Netherlands, Wolverine Europe Limited, a corporation organized under the laws of England and Wales, and Wolverine World Wide Europe Limited, a corporation organized under the laws of England and Wales (the "New Foreign Subsidiary Borrowers") as Foreign Subsidiary Borrowers under the Credit

Agreement. Notwithstanding anything in the Credit Agreement to the contrary, on the date this Amendment is effective, the New Foreign Subsidiary Borrowers shall each be a Foreign Subsidiary Borrower under the Credit Agreement. All references herein to "Borrowers" shall include the New Foreign Subsidiary Borrowers. In connection with the New Foreign Subsidiary Borrowers becoming Foreign Subsidiary Borrowers under the Credit Agreement, the Borrowers, including without limitation the New Foreign Subsidiary Borrowers, represent and agree as follows:

          2.1    Each New Foreign Subsidiary Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents and unconditionally agrees to: (a) join the Credit Agreement and the other Loan Documents as a Foreign Subsidiary Borrower, (b) be bound by, and hereby ratifies and confirms, all covenants, agreements, consents, submissions, appointments, acknowledgments and other terms and provisions attributable to a Foreign Subsidiary Borrower in the Credit Agreement and the other Loan Documents; and (c) perform all obligations required of it as a Foreign Subsidiary Borrower by the Credit Agreement and the other Loan Documents.

          2.2    Each New Foreign Subsidiary Borrower hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, the Credit Agreement and any other Loan Document are true and correct on the date hereof.

          2.3    The address and jurisdiction of incorporation of the New Foreign Subsidiary Borrowers are as follows:

Wolverine Europe B.V. Organized under the laws of The Netherlands De Schapel 57, 8252JN Dronten, The Netherlands

Wolverine Europe Limited Organized under the laws of England and Wales 24 Britton Street, London EC1M 5UA, United Kingdom

Wolverine World Wide Europe Limited Organized under the laws of England and Wales 24 Britton Street, London EC1M 5UA, United Kingdom

          2.4    The Company agrees that its Guaranty shall remain in full force and effect after giving effect to this Amendment, including without limitation after including the New Foreign Subsidiary Borrowers as Foreign Subsidiary Borrowers under the Credit Agreement and the Guaranty.

ARTICLE 3.
REPRESENTATIONS

          Each Borrower, including without limitation the New Foreign Subsidiary Borrowers, represents and warrants to the Agent and the Banks that:

          3.1    The execution, delivery and performance by each Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of such Borrower's charter or by-laws, or of any contract or undertaking to which such Borrower is a party or by which such Borrower or its property may be bound or affected.

          3.2    This Amendment is the legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          3.3    After giving effect to the amendments herein contained, the representations and warranties contained in the Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof .

          3.4    After giving effect to the amendments herein contained, no Event of Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

ARTICLE 4.
CONDITIONS PRECEDENT.

          This Amendment shall be effective as of the date hereof when

          4.1    This Amendment shall be executed by the Borrowers, the Banks and the Agent;

          4.2    Each Borrower, including without limitation each New Foreign Subsidiary Borrower, shall have delivered board resolutions approving this Amendment and all transactions contemplated hereby;

          4.3    Each New Foreign Subsidiary Borrower shall have delivered such charter documents as requested by the Agent; and

          4.4 The Company shall have paid to the Agent, for the pro rata benefit of each Bank increasing its U.S./U.K. Revolving Commitment hereunder, an amendment fee equal to 12.5 basis points on the amount by which such Bank's U.S./U.K. Revolving Commitment is being increased pursuant to this Amendment.

ARTICLE 5.
MISCELLANEOUS.

          5.1    References in the Credit Agreement and any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

          5.2    Except as expressly amended hereby, each Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

          5.3    This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures shall be enforceable as originals.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By: /s/ Stephen L. Gulis, Jr.

Its: Executive Vice President-CFO

HUSH PUPPIES CANADA FOOTWEAR, LTD.

By: /s/ Stephen L. Gulis, Jr.

Its: Authorized Officer

HUSH PUPPIES (U.K.) LTD.

By: /s/ Stephen L. Gulis, Jr.

Its: Authorized Officer

MERRELL (EUROPE) LIMITED

By: /s/ Stephen L. Gulis, Jr.

Its: Authorized Officer

WOLVERINE EUROPE B.V.

By: /s/ Stephen L. Gulis, Jr.

Its: Authorized Officer

WOLVERINE EUROPE LIMITED

By: /s/ Stephen L. Gulis, Jr.

Its: Authorized Officer

WOLVERINE WORLD WIDE
EUROPE LIMITED

By: /s/ Stephen L. Gulis, Jr.

Its: Authorized Officer

U.S./U.K. Revolving Commitment: $25,000,000 Canadian Revolving Commitment Amount: $0	BANK ONE, MICHIGAN, as a Bank and as Agent

By: /s/ Jean Phelan

Its: Director

U.S./U.K. Revolving Commitment: $30,000,000 Canadian Revolving Commitment Amount: $0	HARRIS TRUST AND SAVINGS BANK, as a Bank and as Syndication Agent

By: /s/ Kirby M. Law

Its: Vice President

U.S./U.K. Revolving Commitment: $30,000,000 Canadian Revolving Commitment Amount: $0	COMERICA BANK, as a Bank and as Documentation Agent

By: /s/ Robert Porterfield

Its: Vice President/US Banking

U.S./U.K. Revolving Commitment: $20,000,000 Canadian Revolving Commitment Amount: $0	STANDARD FEDERAL BANK N.A., formerly known as Michigan National Bank

By: /s/ David Edwards

Its: Senior Vice President

U.S./U.K. Revolving Commitment: $20,000,000 Canadian Revolving Commitment Amount: $0	NATIONAL CITY BANK

By: /s/ William Goodhue

Its: Senior Vice President

U.S./U.K. Revolving Commitment: $15,000,000 Canadian Revolving Commitment Amount: $0	FIFTH THIRD BANK, formerly known as Old Kent Bank

By: /s/ Frederick Lake

Its: Vice President

U.S./U.K. Revolving Commitment: $0 Canadian Revolving Commitment Amount: $10,000,000	BANK ONE, NA, CANADA BRANCH

By: /s/ Jean Phelan

Its: Director